TRIMBLE INC.
AMENDED AND RESTATED 2002 STOCK PLAN
PERFORMANCE STOCK UNIT
AWARD AGREEMENT
(202_ Awards – ARR with People & Planet Modifier)
Unless otherwise defined herein, the capitalized terms used in this Performance Stock Unit Award Agreement shall have the same defined meanings as set forth in the Trimble Inc. Amended and Restated 2002 Stock Plan (the “Plan”).
Name: [Participant Name]
Employee ID: [Employee ID]
You have been awarded the right to receive Common Stock of the Company or a cash equivalent, subject to the terms and conditions of the Plan and this Performance Stock Unit Award Agreement, including any special terms and conditions for your country as may be set forth in an appendix attached hereto (the “Award Agreement”), as follows:
Date of Grant: [Grant Date]
Target Number of Performance Stock Units (“Target Units”): [# of Shares] PSUs
Vesting Schedule
Subject to the terms of the Plan and this Award Agreement, the Performance Stock Units granted under this Award Agreement vest on the last date of the Performance Period (as set forth in Schedule A), but only (i) to the extent the Performance Goals (as set forth in Schedule A) are attained, as determined in accordance with the paragraph below and (ii) as long as you continue to be a Service Provider, as further described in the “Nature of Award” section below (see paragraph 11 thereunder), from the date of grant of the Performance Stock Units through the last date of the Performance Period.
As soon as reasonably practicable after the completion of the Performance Period, the Administrator shall determine the actual level of attainment of the Performance Goals. On the basis of the determination of attainment of the Performance Goals, the number of Performance Stock Units that are eligible to vest shall be calculated.
Anything in the foregoing to the contrary notwithstanding:
(1)In the event that you cease to be a Service Provider as a result of your death prior to the last day of the Performance Period, you shall vest, with respect to each Scoring Window, in a number of Performance Stock Units equal to the product of the number of Performance Stock Units that become eligible to vest with respect to the applicable Scoring Window based on the attainment level of the Performance Goals calculated as of the end of the corresponding Scoring Window, multiplied by the Pro Rata Factor, rounded up to the nearest whole number of Performance Stock Units. “Pro Rata Factor” means a fraction, the numerator of which is the number of days that you have completed as a Service Provider during the period commencing on the date of grant of the Performance Stock Units and ending on the date that is the earliest of your death or the Shortened Performance Attainment Date (as defined below), and the denominator of which is the number of total days contained in the period commencing on the date of grant of the Performance Stock Units and ending on the last day of the corresponding Scoring Window.
(2)In the event of a Change in Control, (a) if the last day of a Scoring Window precedes the Change in Control, the Performance Stock Units subject to any such Scoring Window that became eligible to vest based on the attainment of the Performance Goals shall vest as of the date that the attainment level has been determined in accordance with the procedures described under the “Vesting Schedule” section and (b) if the last day of a Scoring Window postdates the Change in Control, (i) each such Scoring Window shall be shortened to end on a date preceding the consummation of the Change in Control to be selected by the Administrator (the “Shortened Performance Attainment Date”), (ii) with respect to each such Scoring Window, a number of Performance Stock Units shall vest immediately prior to the Change in Control equal to the product of the number of Performance Stock Units that become eligible to vest with respect to the applicable Scoring Window based on the attainment level of the Performance Goals calculated as of the Shortened Performance Attainment Date, multiplied by the Pro Rata Factor (the “Pro Rata Portion”), rounded up to the nearest whole number of Performance Stock Units, and (iii) a number of Performance Stock Units equal to the difference between the number of Performance Stock Units that became eligible to vest based on attainment of the Performance Goals and the Pro Rata Portion shall vest on the last day of the Performance Period, as long as you continue to be a Service Provider, as further described in paragraph 11 of the “Nature of Award” section below, through the last date of the Performance Period (the “Time-Based RSUs”). Notwithstanding the foregoing, if you cease to be a Service Provider as a result of your involuntary termination by the Company (or an Affiliate) within one year following the Change in Control and prior to the last day of the Performance Period, your Time-Based RSUs shall vest automatically as of the date you cease to be a Service Provider. For purposes of this Award Agreement, “Cause” shall mean, as determined by the Company: (AA) your performance of any act or omission which, if you were prosecuted, would constitute a felony or misdemeanor; (BB) your failure to carry out your material duties; (CC) your dishonesty towards or fraud upon the Company or any Affiliate which is injurious to the Company or any Affiliate; (DD) your violation of any Company or Affiliate practice or agreement or confidentiality obligations to the Company, any Affiliate, or any customers of the Company or any Affiliate, or misappropriation of assets of the Company or any Affiliate; (EE) your death or inability to carry out your essential duties with reasonable accommodation, if any, unless prohibited by law. Notwithstanding the foregoing, if you are a party to a Change in Control Severance Agreement, then this paragraph (2) shall not apply; provided, however, that if such agreement does not address accelerated vesting with respect to Scoring Windows, as contemplated under this paragraph (2), then this paragraph (2) shall apply. For the avoidance of any doubt, the Time-Based RSUs shall be subject to Section 14(c) of the Plan.
(3)In the event that you have been selected to participate in the Company Age and Service Equity Vesting Program (the “Vesting Program”) on or before the date of grant of the Performance Stock Units, this Award Agreement shall also be subject to the terms of the Vesting Program.
(4)If you are a party to an Executive Severance Agreement with the Company, this Award Agreement shall also be subject to the terms of such Executive Severance Agreement.
Settlement
For each vested Performance Stock Unit, you shall be entitled to receive:

(1)    a number of whole Shares equal to the number of Performance Stock Units vesting on such vesting date, or
(2)    a cash payment equal to the product of the number of Performance Stock Units vesting on such vesting date and the Fair Market Value of one Share on such vesting date or
(3)    a combination of the foregoing at the Company’s discretion under the terms of the Plan.
The vested Performance Stock Units shall be paid as follows:
(i)    within 30 days of the end of the Performance Period (including Performance Stock Units that vest in connection with the vesting events described under the “Vesting Schedule” section above under paragraphs (1), (2)(a) and 2(b)(iii), i.e., the Time-Based RSUs vesting upon attainment of the service vesting requirement); or
(ii)    with respect to the (A) Pro Rata Portion, described in paragraph (2)(b)(ii) under the “Vesting Schedule” section above, such Pro Rata Portion shall be paid within 30 days following a Change in Control, or if the Performance Stock Units constitute non-qualified deferred compensation subject to Section 409A of the Code, a “change in control event” within the meaning of US. Treas. Reg. §1.409A-3(i)(5), and (B) Time-Based RSUs payable upon a cessation of service as a result of your involuntary termination, described in paragraph (2)(b)(iii) under the “Vesting Schedule” section above, such Time-Based RSUs shall be paid within 30 days following the date you cease to be a Service Provider.
Notwithstanding the foregoing, to the extent this Award Agreement is subject to a Change in Control Severance Agreement, an Executive Severance Agreement or the Vesting Program, the settlement terms of such agreement or program shall control with respect to the Performance Stock Units to the extent necessary to comply with Section 409A of the Code.
Forfeiture
Except as provided above under the heading “Vesting Schedule,” upon the date that you cease to be a Service Provider for any reason, all unvested Performance Stock Units shall be forfeited. The date you cease to be a Service Provider for purposes of the Award will be the date described in paragraph (11) of the “Nature of Award” section below.
Tax Obligations
You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Stock Units, including, but not limited to, the grant, vesting or settlement of the Performance Stock Units, the issuance of Shares (or the cash equivalent) upon settlement of the Performance Stock Units, the subsequent sale of Shares acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of this Award or any aspect of the Performance Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, you agree to make arrangements satisfactory to the Company and/or the Employer to fulfill all Tax-Related Items.

In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations for Tax-Related Items by one or a combination of the following:
(1)withholding from your wages or other cash compensation paid to you by the Company and/or the Employer or any Subsidiary or Affiliate; or
(2)withholding from proceeds of the sale of the Shares acquired upon vesting/settlement of the Performance Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization and without further consent); or
(3)withholding in Shares to be issued upon vesting/settlement or from the cash payment received at settlement (if any) of the Performance Stock Units;
(4)any other method of withholding determined by the Company and, to the extent required by Applicable Laws or the Plan, approved by the Administrator provided, however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable (other than U.S. Federal Insurance Contribution Act taxes or other Tax-Related Items that become payable in a year prior to the year in which Shares are issued upon settlement of the Performance Stock Units), unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, any applicable obligations for Tax-Related Items may be satisfied by one or a combination of methods (1) – (2) above.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum applicable permissible statutory rate for your tax jurisdiction(s), in which case you will have no entitlement to the equivalent amount in Shares and may receive a refund of any over-withheld amount in cash in accordance with applicable law. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Performance Stock Units, notwithstanding that a number of Shares are held back solely for the purpose of satisfying the withholding obligation for the Tax-Related Items.
Finally, you agree to pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares (or the cash equivalent) or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.
Code Section 409A
The vesting and settlement of Performance Stock Units awarded pursuant to this Award Agreement are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code or comply with Section 409A of the Code. In furtherance of this intent, the provisions of this Award Agreement shall be interpreted, operated, and administered in a manner consistent with these intentions. The Administrator reserves the right, to the extent the Administrator deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that the Performance Stock Units qualify for exemption from or comply with Section 409A of the Code or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical; provided, however, that the Company makes no representations that the Performance Stock Units will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to these Performance Stock Units. Nothing in this Award Agreement shall provide a basis for any person to take any action against the Company or any of its Subsidiaries or Affiliates based on matters covered by Section 409A of the Code, including the tax treatment of this Award Agreement, and neither the Company nor any of its Subsidiaries or Affiliates will have any liability under any circumstances to you or any other party if the Performance Stock Units that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Administrator with respect thereto.
Nature of Award
In accepting this Award, you acknowledge, understand and agree that:
(1)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(2)this Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(3)all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Company;
(4)you are voluntarily participating in the Plan;
(5)this Award and your participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Affiliate, and shall not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate your Service Provider relationship at any time;
(6)the Performance Stock Units and the Shares subject to the Performance Stock Units, and the income and value of same, are not intended to replace any pension rights or compensation;
(7)unless otherwise agreed with the Company, the Performance Stock Units and the Shares subject to the Performance Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Subsidiary or Affiliate of the Company;
(8)the Performance Stock Units and the Shares subject to the Performance Stock Units, and the income and value of same, are not part of normal or expected compensation or salary for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;

(9)the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty;
(10)no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Stock Units resulting from termination of your relationship as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are engaged as a Service Provider or the terms of your employment or service agreement, if any);
(11)for purposes of the Award, your relationship as a Service Provider will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are engaged as a Service Provider or the terms of your employment or service agreement, if any); unless otherwise expressly provided in this Award Agreement or determined by the Company, your right to vest in the Performance Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the period during which you are considered a Service Provider would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are engaged as a Service Provider or the terms of your employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Award (including whether you may still be considered to be actively providing services while on a leave of absence);
(12)unless otherwise provided in the Plan or by the Company in its discretion, the Performance Stock Units and the benefits evidenced by this Award Agreement do not create any entitlement to have the Performance Stock Units or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(13)neither the Company, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the United States Dollar and your local currency (if different) that may affect the value of the Performance Stock Units or of any amounts due to you pursuant to the settlement of the Performance Stock Units or the subsequent sale of any Shares acquired upon settlement.
No Advice Regarding Award
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You acknowledge, understand and agree you should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
No Stockholder Rights Prior to Settlement
You shall have no rights of a stockholder (including the right to distributions or dividends or to vote) unless and until Shares are issued pursuant to the terms of this Award Agreement.
Compliance with Law

Notwithstanding anything to the contrary contained herein, no Shares will be issued to you upon vesting of the Performance Stock Units unless the Shares subject to the Performance Stock Units are then registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not so registered, the Company has determined that such vesting and issuance would be exempt from the registration requirements of the Securities Act. Further, no Shares will be issued until completion of any other applicable registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of any applicable governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. By accepting the Performance Stock Units, you agree not to sell any of the Shares received under this Award at a time when Applicable Laws or Company policies prohibit a sale.
Clawback Provision
The Performance Stock Units and any financial gain thereof will be subject to recoupment in accordance with the Company’s Incentive Compensation Recoupment Policy, effective as of May 2, 2017, and as may be amended from time to time, and any clawback policy that is required to be adopted pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws.
Insider Trading Restrictions / Market Abuse Laws
You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and your country, which may affect your ability to acquire, sell or otherwise dispose of Shares or rights to Shares (e.g., Performance Stock Units) under the Plan during such time as you are considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company.  You are responsible for ensuring compliance with any applicable restrictions and should consult your personal legal advisor on such matters.
Data Privacy Information and Consent
The Company is located at 935 Stewart Drive, Sunnyvale California and grants Performance Stock Units to employees of the Company and its Subsidiaries, at the Company’s sole discretion. If you would like to participate in the Plan, you should review the following information about the Company’s data processing practices and declare your consent.
(a)Data Collection and Usage. The Company collects, processes and uses your personal data, including your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all Performance Stock Units canceled, vested, or outstanding in your favor, which the Company receives from you or the Employer. If the Company offers you a grant of Performance Stock Units under the Plan, then the Company will collect your personal data for purposes of allocating stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of your personal data would be your consent.

(b)Stock Plan Administration Service Providers. The Company transfers participant data to Fidelity Stock Plan Services, LLC (“Fidelity”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share your data with another company that serves in a similar manner. The Company’s service provider will open an account for you to receive and trade Shares. You will be asked to agree on separate terms and data processing practices with the service provider, which is a condition to your ability to participate in the Plan.
(c)International Data Transfers. The Company and its service providers are based in the United States. You should note that your country may have enacted data privacy laws that are different from the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program, which is open to companies subject to Federal Trade Commission jurisdiction and in which the Company does participate with respect to employee data. The Company’s legal basis for the transfer of your personal data is your consent.
(d)Data Retention. The Company will use your personal data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs your personal data, the Company will remove it from it from its systems. If the Company keeps data longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be relevant laws or regulations.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. Your participation in the Plan and your grant of consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you withdraw your consent, you cannot participate in the Plan. This would not affect your salary as an employee or your career; you would merely forfeit the opportunities associated with the Plan.
(f)Data Subject Rights. You may have a number of rights under data privacy laws in your country. For example, in the European Union, your rights include the right to (a) request access or copies of personal data the Company processes, (b) rectification of incorrect data, (c) deletion of data, (d) restrictions on processing, (e) to lodge complaints with competent authorities in your country, and/or (f) request a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding your rights or to exercise your rights please contact the Company at stock_administration@trimble.com.
By clicking on the data privacy acceptance box in the Company’s electronic procedures, you am declaring that you agree with the data processing practices described herein and consent to the collection, processing and use of your personal data by the Company and the transfer of personal data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
Entire Agreement
The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of you and the Company with respect to the subject matter hereof, and may not be modified adversely to your interest except by means of a writing signed by you and the Company. Notwithstanding the foregoing, if the Award

Agreement is subject to the Vesting Program, an Executive Severance Agreement or a Change in Control Severance Agreement with the Company, the terms of such applicable Vesting Program, Executive Severance Agreement, or Change in Control Severance Agreement shall also apply to this Award Agreement.
Governing Law/Venue
This Award of Performance Stock Units and this Award Agreement are governed by, and subject to, the internal substantive laws, but not the choice of law rules, of the State of Delaware, U.S.A.
For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Award or this Award Agreement, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the State of California, U.S.A., and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, U.S.A., or the federal courts for the United States for the Northern District of California, and no other courts, where this Award is made and/or to be performed.
Language
You acknowledge that you are sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English so as to allow you, to understand the terms and conditions of this Award Agreement. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Electronic Delivery and Participation
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Severability
The provisions of this Award Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in the Plan, on the Performance Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Foreign Asset/Account Reporting Requirements; Exchange Controls
You acknowledge that your country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect your ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. You acknowledge that it is your responsibility to be compliant with such regulations, and you understand and agree to consult your personal legal advisor for any details.
Waiver
You acknowledge that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement or of any subsequent breach by you or any other participant in the Plan.
BY YOUR SIGNATURE AND THE SIGNATURE OF THE COMPANY’S REPRESENTATIVE BELOW OR BY YOUR ACCEPTANCE OF THIS AWARD THROUGH THE COMPANY’S ONLINE ACCEPTANCE PROCEDURE, YOU AND THE COMPANY AGREE THAT THIS AWARD IS GOVERNED BY THE TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT. YOU HAVE REVIEWED THE PLAN AND THIS AWARD AGREEMENT IN THEIR ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS AWARD AGREEMENT, AND FULLY UNDERSTAND ALL PROVISIONS OF THE PLAN AND AWARD AGREEMENT. YOU HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS RELATING TO THE PLAN AND AWARD AGREEMENT. YOU FURTHER AGREE TO NOTIFY THE COMPANY UPON ANY CHANGE IN YOUR RESIDENCE ADDRESS.
SERVICE PROVIDER:                Trimble Inc.

Signature                        By

                              Robert G. Painter
Print Name                        Print Name

                             President & CEO
Residence Address                     Title

SCHEDULE A: Vesting Schedule
202_ PERFORMANCE GOALS – ARR with People & Planet Modifier
1.    Eligible Number of Performance Stock Units
The actual number of Performance Stock Units that are eligible to vest in accordance with this Vesting Schedule shall be based on the attainment level of the Performance Goals set forth below, according to the following formula:

Number of units eligible to vest = Target Units × Combined Attainment Factor where the “Combined Attainment Factor,” which is to be measured as of the end of the Performance Period, shall be determined by the following formula:

Combined Attainment Factor = ARR Factor × (1 + People & Planet Modifier)
provided that:
(a)    unless the TSR Percentile Ranking is at or above the 75th percentile, the Combined Attainment Factor shall be capped at, and shall not exceed, 2.0 (i.e., 200%), and
(b)    the Combined Attainment Factor shall in no event exceed 2.2 (i.e., 220%).
2.    Performance Period:
The “Performance Period” for this award runs from the beginning of fiscal 202_ (December __, 202_) to the end of the first calendar quarter of 202_ (March __, 202_), with one “Scoring Window” equal to and covering the entire Performance Period. Individual Performance Goals may have their own goal-specific measurement periods within the overall Performance Period of the entire award.
3.    Performance Goals
The “Performance Goals” for this award are:
(a)    ARR Factor
The “ARR Factor” is based on the growth in the Company’s year-end ARR (as defined below) from fiscal 202_ to fiscal 202_ and shall be determined by reference to the Company’s actual ARR for fiscal 202_ set forth in the following table, with performance in between the actual attainment levels determined by interpolation on a linear basis. The first and second columns are not used for purposes of determining the attainment level and factor but show the baseline ARR and the 3-year cumulative annual growth rate needed to achieve the respective goals. In no event shall the ARR Factor exceed 200%.

202_ ARR (baseline) ($M)	3-year CAGR needed to achieve goal	202_ ARR, actual ($M)	“ARR Factor”
0%
50%
100%
150%
			200%	(maximum)
The Company’s “ARR” is as defined in the Company’s Annual Report on Form 10-K, where “current quarter” means the fourth quarter of fiscal 202_:
“ARR” or “Annualized Recurring Revenue” represents the estimated annualized value of recurring revenue, including subscription, maintenance and software revenue, and term license contracts for the quarter. ARR is calculated by adding the portion of the contract value of all of our term licenses attributable to the current quarter to our non-GAAP recurring revenue for the current quarter and dividing that sum by the number of days in the quarter and then multiplying that quotient by 365.
Adjustment to ARR Factor for acquisitions, divestitures, and currency translation: The calculation of the ARR Factor shall be subject to adjustment, as follows. In the case of:
(i)any individual acquisitions or divestitures by the Company completed during the applicable measurement period where the ARR attributable to the acquired business or of the divested business or portion of a business, computed for the most recently completed quarter prior to the consummation of the transaction, is greater than five million dollars ($5,000,000), and/or
(ii)changes in foreign exchange (FX) rates affecting currency translations during the applicable measurement period that have a cumulative effect on the Company’s ARR (i.e., at the Trimble company level), relative to the baseline ARR, of more than five million dollars ($5,000,000) (positive or negative), then the calculations hereunder will be made with appropriate adjustments to the Performance Goal attainment levels or baseline and/or the Actual ARR used to determine the ARR Factor, in order to provide approximately similar attainment as if such event(s) had not occurred.
(b)    TSR Percentile Ranking
“TSR Percentile Ranking” is the comparison of Total Shareholder Return of the Company against the Total Shareholder Return of all issuers included in the S&P 500 Index (the “S&P 500”) during the entire TSR Measurement Period (excluding any companies that are not members of the S&P 500 for the entire TSR Measurement Period), with adjustments to share prices to reflect stock splits and dividends (with assumed reinvestment) ocurring during the TSR Measurement Period, where
“TSR Measurement Period” means the three year period beginning April 1, 202_ and ending March 31, 202_.
“Total Shareholder Return” means the result of the following formula:

Trailing Average Price of an issuer’s shares at the end of the TSR Measurement Period	-	Trailing Average Price of an issuer’s shares at the beginning of the TSR Measurement Period
Trailing Average Price of an issuer’s shares at the beginning of the TSR Measurement Period
“Trailing Average Price” means the average of the closing prices of the applicable shares for the 90 trading days ending on the applicable measurement date.
2

(c)    People & Planet Modifier
The “People & Planet Modifier” is based on achievement of three goals as set forth below and is calculated by the sum of the multiplier percentages achieved for each goal (calculated independently), where, for each goal, target level performance yields a result of zero (0) and min or max level performance yields a result that is the negative or positive, respectively, of the weight assigned to the goal. Performance in between the actual attainment levels will be determined by interpolation on a linear basis. In no event shall the People & Planet Modifier exceed 10%.

202_ People & Planet Scorecard	Weight (out of 10%)	Baseline (Q4 202_)	3-year goal (to Dec 31, 202_)			Min/Max
			Min	Target	Max
Science-Based Targets (“SBT”) Reduce absolute Scopes 1, 2, 3 (internal) emissions 50% by 2030 from a 2019 base year.	5%		No Change / Increase			+/- 5%
Diversity Goal A % Females People Leaders in Global Workforce (incl. other underrepresented gender identities)	2.50%		No Change / Decrease			+/- 2.5%
Diversity Goal B % BIPOC People Leaders in US Workforce	2.50%		No Change / Decrease			+/- 2.5%
Modifier (sum of individual goals)						+/- 10%
* See note below regarding SBT baseline.
For purposes of calculating the People & Planet Modifier:
The goals for the Science-based Target are absolute emissions reductions in fuel and energy related activities, business travel, and upstream transportation and distribution. Note: in the event Trimble is required to adjust/reset the baseline carbon footprint, then the stated amounts of total MT CO2e may change, but the percentage decrease for achievement will remain the same.
Achievement of the Diversity Goals will be determined, with respect to the applicable employee group, as the highest percentage of “People Leaders” (total full time employees with direct reports) represented by such employee group in any of the final three (3) months of the measurement period.
BIPOC (black, indigenous, and people of color) includes all members of the following groups: (i) Black or African American, (ii) Asian, (iii) Hispanic or Latinx, (iv) multi-racial, (v) Native American or Alaskan native, and (vi) native Hawaiian or other Pacific Islander, based on information reasonably available.
Adjustment to Goals for acquisitions and divestitures: The calculation of the People & Planet Modifier shall be subject to adjustment, in order to provide approximately similar attainment as if such event(s) had not occurred, in the case of any individual acquisitions or divestitures by the Company completed during the applicable measurement period, where the changes to the baselines attributable to the acquired business or of the divested business or portion of a business, computed for the most recently completed quarter prior to the consummation of the transaction, is greater than five percent of total emissions or full time employees.
4.    GAAP and non-GAAP adjustments
The financial metrics used herein are to be calculated in accordance with U.S. GAAP and the Company’s accounting policies (including its revenue recognition and deferred revenue policies), applied on a basis consistent with the principles, practices and procedures generally applied by the Company, with the non-GAAP adjustments described in the Company’s Annual Report on Form 10-K for reconciliation of GAAP to non-GAAP financial measures.
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5.    Other adjustment
At all times, the Administrator retains the right to make other adjustments, at its sole discretion, to the Performance Goals or the definition of or methods of determining the financial metrics hereunder, provided that such adjustments do not increase the maximum number of Performance Stock Units that would otherwise vest under this Award Agreement.
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